Exhibit 10.11

TESORO CORPORATION
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

As previously disclosed, the Company’s director compensation program for 2013 provided for an annual retainer of $235,000, payable $110,000 in cash and $125,000 in the form of restricted stock units representing the right to receive shares of common stock with dividend equivalent rights (“RSUs”). Such RSUs vest one year from the date of grant, which is made in connection with the annual meeting of stockholders. In addition, the Chairman of the Board and Committee Chairs were entitled to the following annual amounts: Board Chair -- $200,000; Audit Committee Chair -- $20,000; Compensation Committee Chair, Environmental Health & Safety Committee Chair and Governance Committee Chair -- $15,000.
The Board of Directors adopted changes to the director compensation program to increase equity-based portion of the annual compensation by $15,000 effective with the May 2014 grant cycle. On October 1, 2013, the Board granted each of the non-employee directors an award of 203 RSUs, to compensate each director for (a) the pro-rata portion of the additional $15,000 in annual equity compensation for the period from October 1, 2013 through April 30, 2014. The RSUs will vest one year from the date of grant.
In addition, effective August 1, 2013, the annual retainer for the Compensation Committee Chair was increased to $20,000.